SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2004

To the Shareholders of Perry Ellis International, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 3, 2004 for the following purposes:

1.	To elect three directors of the Company to serve until the 2007 Annual Meeting of Shareholders;

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending January 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 28, 2004 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,
Secretary

Miami, Florida

May 3, 2004

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2004

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 3, 2004, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is May 5, 2004. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders, which accompanies this Proxy Statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by us. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect three directors to serve until the 2007 Annual Meeting of Shareholders;

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending January 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our board of directors has set the close of business on April 28, 2004, as the record date for determining which of our shareholders are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were approximately 8,500,293 shares of common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this Proxy Statement. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be counted in the vote on any matters addressed at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)	2,140,439	23.5
Oscar Feldenkreis(4)	1,506,196	17.0
Salomon Hanono(5)	432,168	5.0
Timothy B. Page(6)	10,000	*
Alberto de Cardenas(7)	13,333	*
Joseph Roisman(8)	2,500	*
Marc Balmuth(9)	11,000	*
Ronald Buch(10)	30,750	*
Gary Dix(11)	41,500	*
Joseph P. Lacher(12)	27,000	*
Leonard Miller(13)	98,990	1.1
All directors and executive officers as a group (12 persons)(14)	4,139,456	42.9%

FMR Corporation 82 Devonshire Street Boston, Massachusetts 02109(15)	1,070,436	12.6
Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302(16)	555,527	6.5
Slater Capital Management, L.L.C 153 East 53rd Street, 26th Floor New York, New York 10022(17)	583,375	6.9

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire within 60 days from the record date.

(3)

Represents (a) 1,096,704 shares of common stock held directly by George Feldenkreis, (b) 595,000 shares of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 361,525 shares of common stock held by GFX, Inc. (“GFX”), formerly known as Carfel, Inc, of which company George Feldenkreis is a director, executive officer and principal shareholder, and (d) 87,210 shares of common stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the “Foundation”). George Feldenkreis, Oscar Feldenkreis and Fanny Hanono share voting and dispositive power over the shares owned by the Foundation. George Feldenkreis shares voting and dispositive power with respect to the shares owned by GFX.

(4)	Represents (a) 1,047,886 shares of common stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, and over which Oscar Feldenkreis has sole voting and dispositive power, (b) 21,100 shares of common stock held directly by Oscar Feldenkreis, (c) 350,000 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, and (d) 87,210 shares held by the Foundation.

(5)	Represents (a) 35,000 shares of common stock issuable upon the exercise of stock options held by Mr. Hanono that are currently exercisable or are exercisable within 60 days of the record date, (b) 309,958 shares of common stock held by a limited partnership of which Fanny Hanono, Mr. Hanono’s wife, is the sole shareholder of the general partner and the sole limited partner, and over which she has sole voting and dispositive power, and (c) 87,210 shares held by the Foundation, for which Mr. Hanono’s wife serves as a director and officer.

(6)	Represents 10,000 shares of common stock issuable upon the exercise of stock options held by Mr. Page that are currently exercisable or are exercisable within 60 days of the record date.

(7)	Represents 13,333 shares of common stock issuable upon the exercise of stock options held by Alberto de Cardenas that are currently exercisable or are exercisable within 60 days of the record date.

(8)	Represents (a) 1,500 shares of common stock held directly by Mr. Roisman, and (b) 1,000 shares of common stock issuable upon the exercise of stock options held by Mr. Roisman that are currently exercisable or are exercisable within 60 days of the record date.

(9)	Represents (a) 1,000 shares of common stock held directly by Mr. Balmuth and (b) 10,000 shares of common stock issuable upon the exercise of stock options held by Mr. Balmuth that are currently exercisable or are exercisable within 60 days of the record date.

(10)	Represents (a) 5,750 shares of common stock held directly by Mr. Buch and (b) 25,000 shares of common stock issuable upon the exercise of stock options held by Mr. Buch that are currently exercisable or are exercisable within 60 days of the record date.

(11)	Represents (a) 1,500 shares held directly by Mr. Dix, (b) 750 held in an individual retirement account and (c) 39,250 shares of common stock issuable upon the exercise of stock options held by Gary Dix that are currently exercisable or are exercisable within 60 days of the record date.

(12)	Represents (a) 2,000 shares of common stock held directly by Mr. Lacher, (b) 5,000 shares held by Mr. Lacher’s spouse and (c) 20,000 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date.

(13)	Represents (a) 42,000 shares of common stock held directly by Mr. Miller, (b) 10,740 shares held by Mr. Miller’s spouse and (c) 46,250 shares of common stock issuable upon the exercise of stock options held by Mr. Miller that are currently exercisable or are exercisable within 60 days of the record date.

(14)	Includes 1,148,833 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date.

(15)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) for the period ended December 31, 2003. Fidelity Management &

Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 938,836 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 938,836 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 131,600 shares of the Company’s common stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 131,600 shares and sole power to vote or to direct the voting of 131,600 shares of common stock owned by the institutional account(s) as reported above.

(16)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2003. Lord, Abbett & Co., an investment adviser registered under the Investment Company Act of 1940, disclaims beneficial ownership and has sole voting and sole dispositive power as to all 555,527 shares.

(17)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2003. Slater Capital Management, L.L.C. (“Slater Capital”), a Delaware limited liability company, is an investment advisor and has investment discretion over certain managed accounts of its investment advisory clients and certain private funds for which it serves as investment manager. Investment advisory clients, on whose behalf the shares are held in managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares. Steven L. Martin is the manager of Slater Capital and Slater Asset Management, L.L.C. (“Slater Asset”), a Delaware limited liability company, which is the general partner of a private limited partnership of which Slater Capital is the investment adviser. Mr. Martin, Slater Capital and Slater Asset have the shared power to vote or direct the vote and the shared power to dispose of 583,375 shares of the Company’s common stock. Each of Martin, Slater Capital and Slater Asset has disclaimed beneficial ownership of the Company’s common stock except to the extent of its pecuniary interest.

ELECTION OF DIRECTORS

Our articles of incorporation provide that the board of directors be divided into three classes. Each class of directors serves a staggered three-year term. Gary Dix, Leonard Miller and George Feldenkreis hold office until the 2004 Annual Meeting. Ronald L. Buch, Salomon Hanono and Marc Balmuth hold office until the 2005 Annual Meeting. Oscar Feldenkreis and Joseph P. Lacher hold office until the 2006 Annual Meeting.

At the Annual Meeting, three directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2007 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to the Company, will be voted FOR the election as directors of the three persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the board of directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Term Expires
George Feldenkreis	68	Chairman of the Board and Chief Executive Officer	2004
Gary Dix	56	Director	2004
Leonard Miller(1)	74	Director	2004

(1)	Member of compensation committee and audit committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of its operations since that time and served as our President and a Director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. He is a member of the board of directors of the Greater Miami Jewish Federation and the Miami Jewish Home and is a trustee of the University of Miami.

Gary Dix was elected to our board of directors in May 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm in Miami, Florida. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another Miami accounting firm.

Leonard Miller was elected to our board of directors in May 1993. Mr. Miller was Vice President and Secretary of Pasadena Homes, Inc., a home construction firm in Miami, Florida, until he recently retired from these positions, which he held since 1959.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Management

Set forth below is certain information concerning the directors who are not currently standing for election and the executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Oscar Feldenkreis	44	President, Chief Operating Officer and Director	2006
Joseph Roisman	57	Executive Vice President	N/A
Timothy B. Page	51	Chief Financial Officer	N/A
Fanny Hanono	42	Secretary-Treasurer	N/A
Alberto de Cardenas	35	Senior Vice President and General Counsel	N/A
Marc Balmuth (1)	56	Director	2005
Ronald L. Buch (2)	68	Director	2005
Salomon Hanono	54	Director	2005
Joseph P. Lacher (1)(2)	58	Director	2006

(1)	Member of audit committee.

(2)	Member of compensation committee.

Oscar Feldenkreis was elected our Vice President and a Director in 1979 and joined the Company on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer in February 1993. He is a member of the Greater Miami Jewish Federation.

Joseph Roisman was appointed our Executive Vice President in September 1995. Previously, Mr. Roisman, who has been employed by us since 1988, held the position of Vice President, Sales.

Timothy B. Page was appointed our Chief Financial Officer in May 2001. From 1998 through 2001, Mr. Page was a private investor and entrepreneur in the telecommunications and industrial gas and specialty chemical industries. From 1989 through 1997, Mr. Page was a director of Farah, Inc., an apparel company, and served in various executive positions, including Executive Vice President and Chief Operational Officer.

Fanny Hanono was elected our Secretary-Treasurer in September 1990 and, additionally, has been employed to perform services for us in the areas of Human Resources and Accounts Payable since April 2003. From September 1988 to August 1990, Mrs. Hanono served as our Assistant Secretary and Assistant Treasurer. From 1988 until February 2001, Ms. Hanono was employed by Carfel, Inc. (now known as GFX), an importer and distributor of automotive parts. From February 2001 through December 2001, Ms. Hanono served as a Vice President of SPX Filtran, Inc. (“SPX”), which had purchased substantially all of Carfel’s assets. Since January 2002, Ms. Hanono has been serving as a consultant and in various executive capacities with GFX.

Alberto de Cardenas was appointed our Senior Vice President and General Counsel in March 2003. From January through March 2003, Mr. de Cardenas served as Vice President and Corporate General Counsel. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and

Cassel, a law firm in Miami, Florida. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

Marc Balmuth was elected to our board of directors in November 2002. Mr. Balmuth has been a consultant for Business Solutions, a retail consulting company that he owns and operates, since September 1999. From September 1999 to June 2002, Mr. Balmuth was Chairman of the Board of Bob’s Stores, a privately held retailer, where he was also Chief Executive Officer from February 1997 to September 1999. From February 1987 to May 1996, Mr. Balmuth was President and Chief Merchant at Caldor, Inc. From June 1979 to February 1985, Mr. Balmuth was Senior Vice President-General Merchandising Manager for women’s junior and girls clothing at Macy’s. He is a trustee of Old Dominion University.

Ronald L. Buch was elected to our board of directors in January 1996. Prior to his retirement in 1995, Mr. Buch was employed by K-Mart Corporation for over 39 years, most recently as Vice President and General Merchandise Manager.

Salomon Hanono was elected to our board of directors in February 1993. From 1987 until February 2001, Mr. Hanono was employed by GFX in various executive positions. From February through December, 2001, Mr. Hanono served as Vice President of SPX. Since January 2002, Mr. Hanono has been serving as a consultant and in various executive capacities with GFX.

Joseph P. Lacher was elected to our board of directors in September 1999. Since 1991, Mr. Lacher has been State President for Florida Operations of BellSouth Telecommunications, Inc. In this capacity, Mr. Lacher analyzes and evaluates the financial statements for the divisions that he manages. From 1967 to 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at Southern Bell. Mr. Lacher is a director of SunTrust of Miami, N.A. and a trustee of the Florida International University Foundation.

George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono and the father-in-law of Salomon Hanono. Fanny and Salomon Hanono are husband and wife. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by the board of directors and serve at the discretion of the Board. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election and until their successors have been duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, with respect to the fiscal year ended January 31, 2004 (“fiscal 2004”), all filing requirements applicable to our directors, executive officers and greater than 10% percent beneficial owners were complied with, except for the following five reports: Ronald L. Buch failed to file on a timely basis a report reflecting the exercise of an in-the-money stock option, Joseph Roisman failed to file on a timely basis a report reflecting the grant of a stock option under our 1993 Stock Option Plan, Gary Dix failed to file on a timely basis two reports reflecting the exercise of an option and the sale of the underlying shares made pursuant to a Rule 10b5-1 trading plan, and Salomon Hanono failed to file a report reflecting the exercise of an option and the sale of the underlying shares made pursuant to a Rule 10b5-1 trading plan.

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting the highest standards of professional, ethical and personal conduct and assuring compliance with such responsibilities and standards. We, with the assistance of our counsel, regularly monitor developments and “best practices” in the area of corporate governance. In July 2002, Congress enacted the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), which, among other things, established various new substantive corporate governance standards and disclosure requirements for public companies. In addition, the National Association of Securities Dealers, Inc. (“NASD”) has adopted changes to its listing requirements consistent with Sarbanes Oxley and Commission regulations. Our board of directors remains proactive and has initiated actions consistent with these corporate governance regulations and standards. A majority of our Board is composed of independent directors consistent with Sarbanes Oxley and with relevant NASD listing standards.

Meetings and Committees of the Board of Directors

During fiscal 2004, our board of directors held seven formal meetings. During fiscal 2004, no director attended fewer than 75% of the number of meetings of the board of directors and each committee of the board of directors of which he was a member.

The only committees of the board of directors are the audit committee and the compensation committee. Our independent directors function as our nominating committee.

Director Independence

In determining the independence of directors, the board of directors considered information regarding the relationships between each director and his family and the Company. The board made its determinations under the listing requirements of the NASD. The NASD independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASD listing requirements, the board made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board of directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. After reviewing the information presented to it, the board concluded that Marc Balmuth, Ronald Buch, Gary Dix, Joseph P. Lacher and Leonard Miller satisfied the NASD standards of independence.

Audit Committee

The audit committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Marc Balmuth and Leonard Miller. The audit committee’s functions include overseeing the integrity of Perry Ellis’ financial statements, Perry Ellis’ compliance with legal and regulatory requirements, the selection and qualifications of Perry Ellis’ independent auditors, and the performance of Perry Ellis’ internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and Perry Ellis’ board of directors have established. In this oversight capacity, the audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent auditors, including their recommendations to improve the system of accounting and internal controls. The audit committee met on five occasions during fiscal 2004.

The board of directors has adopted a written charter for the audit committee. The audit committee is composed of outside directors who are not officers or employees of the Company or its subsidiaries. In the opinion of the board of directors, all of the members of the audit committee are “independent” as that term is defined in the NASD listing standards and the Commission’s rules and regulations and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the audit committee. Additionally, the audit committee includes at least one member who has been determined by the board of directors to meet the qualifications of an “Audit Committee Financial Expert” in accordance with the Commission’s rules. The board of directors has designated Joseph P. Lacher as our “Audit Committee Financial Expert.”

Deloitte & Touche LLP, our independent auditors, report directly to the audit committee. The audit committee, consistent with Sarbanes Oxley and the Commission’s rules adopted thereunder, meets with management and the auditors prior to the filing of our periodic reports. The audit committee has also adopted a policy for reporting improper activity to enable confidential and anonymous reporting of improper activities to the audit committee.

Compensation Committee

The compensation committee is presently comprised of Ronald Buch, Joseph P. Lacher and Leonard Miller. The compensation committee reviews and approves the compensation of our executive officers and administers our 2002 Equity Compensation Plan and our incentive compensation plan. The compensation committee held two informal meetings during fiscal 2004 and one formal meeting on March 3, 2004.

Nominating Committee Matters

Our independent directors function as our nominating committee. The independent directors are Marc Balmuth, Ronald Buch, Gary Dix, Joseph P. Lacher and Leonard Miller. The board has determined that all of these people are independent as defined in the NASD listing standards. Our independent directors have not adopted a nominating committee charter.

The independent directors assist the board of directors, on an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders. The independent directors did not meet to discuss nominating committee matters and make recommendations to the board of directors during fiscal 2004; however, on April 28, 2004, the independent directors did meet to evaluate the board of directors’ performance during fiscal 2004 and to nominate directors who would be standing for election at the 2004 Annual Shareholders’ Meeting.

The independent directors and the board have determined that they will consider a number of factors in evaluating candidates for the board of directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The history of the candidate in conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at board of directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•	The knowledge and skills the candidate would add to the board of directors and its committees, including the candidate’s knowledge of Commission and NASD regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the Commission and the NASD; and

•	The interplay of the candidate’s experience with the experience of other board members.

The independent directors will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to Perry Ellis that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the board of directors;

•	A statement by the candidate that the candidate is willing and able to serve on the board of directors; and

•	A brief description of the recommending shareholder’s ownership of Perry Ellis’ common stock and the term during which such shares have been held.

In making its determination whether to recommend that the board of directors nominate a candidate who has been recommended by a shareholder, the independent directors will consider, among other things, (a) the appropriateness of adding another director to the board of directors and (b) the candidate’s background and qualifications. The independent directors may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The independent directors will not determine whether to recommend that the board nominate a candidate until the independent directors complete what they believe to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the independent directors determine not to recommend that the board nominate a candidate, or the board determines to nominate or not to nominate a candidate, the independent directors will notify the recommending shareholder and the candidate of the determination.

Shareholder Communications with the Board of Directors

The board of directors has established a procedure that enables shareholders to communicate in writing with members of the board. Any such communication should be addressed to Perry Ellis International, Inc., 3000

N.W. 107th Avenue, Miami, Florida 33172, Attention: Vice President—Finance. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire board of directors. Under the procedures established by the board, upon receipt of such communications, our Vice President—Finance will log receipt of such communications and send a copy of all communications that the Vice President—Finance believes are bona fide and require attention to each member of the board, identifying each one as a communication received from a shareholder. The Vice President—Finance will also periodically provide the board with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of the board held more than two days after a communication has been distributed, the board will consider the substance of any communication that any director wants to discuss. Perry Ellis also urges all members of its board to attend the Annual Shareholders’ Meeting and be available for direct discussions with shareholders. All of the members of our Board attended our 2003 Annual Shareholders’ Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following compensation table sets forth for the fiscal years ended January 31, 2004, 2003 and 2002, the cash and certain other compensation earned by the Chief Executive Officer (“CEO”) and the four most highly compensated executive officers other than the CEO who were serving as executive officers as of January 31, 2004 (together with the CEO, collectively, the “Named Executive Officers”):

Name and Principal Position	Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)(2)
	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options
George Feldenkreis Chairman and CEO	2004 2003 2002	500,000 500,000 500,000		300,000 300,000 250,000	— — —	— 150,000 —	31,039 32,809 21,945

Oscar Feldenkreis President and Chief Operating Officer	2004 2003 2002	600,000 600,000 600,000		150,000 150,000 —	545,700 592,689 475,000	— 150,000 —	20,668 18,413 14,390

Joseph Roisman Executive Vice President	2004 2003 2002	199,865 180,250 175,000		17,000 17,000 17,000	— — —	— 5,000 —	11,144 6,000 9,615

Timothy B. Page Chief Financial Officer	2004 2003 2002	274,038 225,000 117,692	(3)	65,000 65,000 24,000	— — —	— 14,000 15,000	6,773 — —

Alberto de Cardenas Senior Vice President and General Counsel	2004 2003 2002	200,000 16,667 —	(4)	15,000 — —	— — —	10,000 20,000 —	462 — —

(1)	Represents payments under our incentive compensation plan. Pursuant to our incentive compensation plan, Oscar Feldenkreis received payments based on meeting performance criteria established by our compensation committee. These criteria were based on pre-tax income achieved in each of the indicated single fiscal years.

(2)	Represents compensation paid in fiscal 2004 to George Feldenkreis, Oscar Feldenkreis, Joseph Roisman, Timothy B. Page and Alberto de Cardenas as follows: (a) 401(k) plan contributions in the amounts of $2,294, $2,707, $5,606, $6,773 and $462, respectively; (b) payments for a car allowance or leased vehicle in the amounts of $13,181, $14,523, $5,538, $0, and $0, respectively; and (c) life insurance payments in the amounts of $15,564, $3,438, $0, $0, and $0, respectively. Amounts paid for fiscal 2003 and fiscal 2002 represent the same types of compensation.

(3)	Mr. Page joined us in May 2001 as our Chief Financial Officer. In the 2002 fiscal year, Mr. Page earned salary from May 2001 through January 31, 2002.

(4)	Mr. de Cardenas joined us in January 2003 as Vice President and Corporate General Counsel. In the 2003 fiscal year, Mr. de Cardenas earned salary in January 2003.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options of the Company made during fiscal 2004 to any of the Named Executive Officers.

Name	Number of Securities Underlying Stock Options Granted (#)(1)	% of Total Options Granted To Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Stock Option Terms ($)(2)
					5%	10%
George Feldenkreis	0	—	—	—	—	—
Oscar Feldenkreis	0	—	—	—	—	—
Joseph Roisman	0	—	—	—	—	—
Timothy B. Page	0	—	—	—	—	—
Alberto de Cardenas	10,000	5.6%	25.30	2014	159,100	403,200

(1)	These options were granted pursuant to our 2002 Equity Compensation Plan. The options become exercisable in three equal annual installments commencing one year after the date of grant.

(2)	Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed rates stated on such price through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term. These amounts have been determined on the basis of assumed rates of appreciation mandated by the Commission and do not represent the Company’s estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Company’s common stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

Option Exercises During Fiscal 2004 and Options Held at End of Fiscal 2004

The following table indicates the number of options exercised by the Named Executive Officers during fiscal 2004 and the value realized therefrom, and the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 31, 2004.

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
George Feldenkreis	—	—	550,000	0	5,528,750	0
Oscar Feldenkreis	45,000	482,400	305,000	0	2,898,150	0
Joseph Roisman	9,000	150,713	1,000	4,000	7,999	31,960
Timothy B. Page	10,000	199,031	10,000	9000	110,550	71,910
Alberto de Cardenas	—	—	13,333	16,667	84,531	11,669

(1)	Based on the Nasdaq National Market closing sales price for our common stock on January 30, 2004 in the amount of $22.24 per share.

Pension Plan Information for Fiscal 2004

As a result of our acquisition of Salant in June 2003, we maintain a retirement plan and a pension plan. These plans were merged effective December 31, 2003, at which time the number of years of service and the eligible compensation were frozen and, therefore, no longer continue to accrue. We make contributions to these plans only to fund their liabilities. During fiscal 2005, we expect to make a final contribution to the plans for the 2003 plan year in the amount of approximately $162,000. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and bonus, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. The only participants in these plans are certain former employees of Salant. Accordingly, none of our Named Executive Officers participate in these plans.

Equity Compensation Plan Information for Fiscal 2004

The following table summarizes as of January 31, 2004 the shares of our common stock subject to outstanding awards or available for future awards under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders (1)	3,000,000	$13.94	1,321,429
Equity compensation plans not approved by security holders	—	—	—

Total	3,000,000	$13.94	1,321,429

(1)	Represents awards made pursuant to our 2002 Equity Compensation Plan and our 1993 Stock Option Plan.

Compensation of Directors

During fiscal 2004, non-employee directors were compensated at the rate of $5,000 per quarter. Beginning in fiscal 2005, non-employee directors are compensated at a rate of $7,500 per quarter and each committee chairperson receives a $5,000 additional annual stipend. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options under our equity compensation plans. No options were granted to our directors in fiscal 2004. As of the record date, the following options granted to non-employee directors were outstanding:

Name of Optionee	Number of Shares	Exercise Price($)	Expiration Date
Marc Balmuth	10,000	$14.25	December 4, 2012
Ronald L. Buch	10,000 10,000 5,000	14.25 8.81 15.75	December 4, 2012 April 22, 2009 May 7, 2008
Gary Dix	10,000 10,000 10,000 5,000 4,250	14.25 5.19 8.81 15.75 8.00	December 4, 2012 January 3, 2011 April 22, 2009 May 7, 2008 December 1, 2005
Salomon Hanono	10,000 10,000 10,000 5,000	14.25 5.19 8.81 15.75	December 4, 2012 January 3, 2011 April 22, 2009 May 7, 2008
Joseph P. Lacher	10,000 10,000	14.25 5.19	December 5, 2012 January 4, 2011
Leonard Miller	10,000 10,000 10,000 5,000 11,250	14.25 5.19 8.81 15.75 8.00	December 4, 2012 January 4, 2011 April 22, 2009 May 7, 2008 December 1, 2005

Employment Agreements

We are a party to an employment agreement dated September 19, 1995 with George Feldenkreis, our Chairman of the board of directors and Chief Executive Officer, which currently expires in May 2005 and which automatically renews for successive one-year periods unless either party provides advance written notice of its intention not to renew the agreement. Under the employment agreement Mr. Feldenkreis is entitled to an annual salary of $500,000, subject to annual cost-of-living increases, and is eligible for an annual bonus in an amount to be determined by the compensation committee, up to a maximum of $250,000, which may be increased as determined by the compensation committee. Effective in fiscal 2005, the compensation committee increased the annual salary paid to Mr. Feldenkreis to $800,000. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with the Company for one year after termination of his employment for any reason except our termination of Mr. Feldenkreis’ employment without cause (as that term is defined in his employment agreement). In addition, upon the termination of his employment for any reason, Mr. Feldenkreis is prohibited for a one-year period from hiring any employee of the Company unless the employee has not been employed by us for a period greater than six months. Upon termination of the employment agreement by reason of his death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year’s salary plus a bonus as may be determined by the compensation committee in its discretion.

We are a party to an employment agreement dated September 19, 1995 with Oscar Feldenkreis, our President and Chief Operating Officer, which currently expires in May 2005 and which automatically renews for successive one-year periods unless either party provides advance written notice of its intention not to renew the agreement. The employment agreement with Mr. Feldenkreis provides for a base salary of $350,000, subject to adjustment for cost of living increases and an annual cash bonus in an amount determined by the compensation committee up to a maximum of $500,000. The agreement further provides that Mr. Feldenkreis shall also be entitled to such additional compensation and bonuses as shall be determined from time to time by non-affiliated members of the board based upon the performance of the Company and Mr. Feldenkreis. In fiscal 2000, the compensation committee increased Mr. Feldenkreis’ base salary to $600,000 per annum. Commencing in fiscal 1999, our board of directors adopted an incentive compensation plan, and since such time, the compensation committee has selected Mr. Feldenkreis as a participant in this plan. Mr. Feldenkreis receives payments under this plan based on meeting performance criteria established by the compensation committee. Oscar Feldenkreis’ employment agreement contains termination, non-competition and non-solicitation provisions similar to those set forth in George Feldenkreis’ employment agreement.

We are a party to an employment agreement dated April 12, 2004 with Timothy B. Page, our Chief Financial Officer, which currently expires in April 2006. The employment agreement currently provides for an annual salary of $310,000 and eligibility for an annual bonus. If we terminate Mr. Page’s employment without cause (as that term is defined in his employment agreement) he is entitled to a severance payment equal to six months’ salary. In the event that we terminate Mr. Page’s employment without cause or Mr. Page terminates his employment for good reason (as that term is defined in his employment agreement) within twelve months following a change in control (as that term is defined in his employment agreement), (i) any unvested options held by Mr. Page will become immediately vested and will remain exercisable for 60 days and (ii) Mr. Page will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Page in the fiscal year prior to the termination. Mr. Page may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation from us, for any reason. Mr. Page also may not, directly or indirectly, without our express written permission, for a period of two years after his separation from us, employ anyone who is our consultant or employee at the time of his separation from us or who was a consultant or employee during the six-month period prior to his separation from us.

We are a party to an employment agreement dated January 6, 2003 with Alberto de Cardenas, our Senior Vice President and General Counsel, which currently expires in January 2005. The employment agreement currently provides for an annual salary of $200,000, and a maximum bonus equal to 15% of Mr. de Cardenas’ annual salary. Effective in fiscal 2005, the compensation committee increased the annual salary paid to Mr. de Cardenas to $210,000. If we terminate Mr. de Cardenas’ employment without cause (as that term is defined in his employment agreement) he is entitled to severance pay equal to six months’ salary. In the event that we terminate Mr. de Cardenas’ employment without cause or Mr. de Cardenas terminates his employment for good reason (as that term is defined in his employment agreement), within twelve months following a change in control (as that term is defined in his employment agreement), (i) any unvested options held by Mr. de Cardenas will become immediately vested and will remain exercisable for 60 days and (ii) Mr. de Cardenas will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. de Cardenas in the fiscal year prior to the termination. Mr. de Cardenas may not enter into any employment or other agency relationship with any of our competitors during his employment or for a period of one year following his separation from us, for any reason. Mr. de Cardenas also may not, directly or indirectly, without our express written permission, for a period of two years after his separation from us, employ anyone who is our consultant or employee at the time of his separation from us or who was a consultant or employee during the six-month period prior to his separation from us.

Compensation Committee Report on Executive Compensation

Under rules established by the Commission, we are required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting our executive officers (including our Named Executive Officers) during the past fiscal year. The report of our compensation committee is set forth below.

Compensation Philosophy

The three principal components of our executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of our board of directors and the compensation committee, which objectives include (a) attracting and retaining competent management, (b) recognizing individual initiative and achievement, (c) rewarding management for short and long term accomplishments, and (d) aligning management compensation with the achievement of our goals and performance.

The compensation committee endorses the position that equity ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. This alignment is amplified by the extensive holdings by management of our common stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, our performance, the performance of the executive, and the responsibilities assumed by the executive.

The compensation committee intends to review our existing management compensation programs on an ongoing basis and will (i) meet with the chief executive officer to consider and set mutually agreeable performance standards and goals for members of senior management and/or Perry Ellis, as appropriate or as otherwise required pursuant to any such officer’s employment agreement and (ii) consider and, as appropriate, approve, modifications to such programs to ensure a proper fit with the philosophy of the compensation committee and the agreed-upon standards and goals. The compensation committee has not yet considered or approved the individual or corporate performance goals or standards for the fiscal year ending January 31, 2005 with respect to our incentive compensation plan.

Chief Executive Officer Compensation

The principal factors considered by the compensation committee in determining fiscal 2004 salary and bonus for George Feldenkreis, Perry Ellis’ Chairman and Chief Executive Officer, included an analysis of the compensation of chief executive officers of public companies within our industry and public companies similar in size and capitalization to Perry Ellis. The compensation committee also considered fiscal 2004 earnings and revenue growth, expectations for the fiscal year ending January 31, 2005 and other performance measures, but there was no specific relationship or formula by which such compensation was tied to our performance. In determining Mr. Feldenkreis’ fiscal 2004 salary and bonus, the compensation committee also considered an executive compensation study, which was prepared for the compensation committee by a nationally recognized compensation consulting firm. The committee further considered that, notwithstanding the fact that his employment agreement does not require Mr. Feldenkreis to devote more than 50% of his working time to the affairs of Perry Ellis, Mr. Feldenkreis has devoted the vast majority of his working time to our affairs.

Other Executive Officers’ Compensation

Fiscal 2004 base salaries and bonuses for our other executive officers, to the extent each executive officer’s compensation is not governed by an employment agreement, were determined by the compensation committee. This determination was made after a review and consideration of a number of factors, including each executive’s level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of goals and performance during fiscal 2004, compensation levels at competitive publicly held companies and our historical compensation levels. The compensation committee also considered an executive compensation study prepared for the committee and discussed above. Although our performance was one of the factors considered, the determination of executive officer compensation was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to our performance.

Stock Options

Perry Ellis maintains stock option plans which are designed to attract and retain directors, executive officers and other employees of Perry Ellis and to reward them for delivering long-term value to Perry Ellis.

/s/ Joseph P. Lacher (Chairman)
/s/ Ronald L. Buch
/s/ Leonard Miller

Compensation Committee Interlocks and Insider Participation

None.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on our common stock with the cumulative total shareholder return on the Nasdaq Stock Market-US Index and The S&P Apparel & Accessories Index commencing on February 1, 1999 and ending January 31, 2004.

	January 31,
	2000	2001	2002	2003	2004
Perry Ellis	$120.06	$63.16	$78.95	$167.90	$139.00
Nasdaq US	288.57	202.09	141.89	82.78	81.96
S&P Textiles	62.92	87.20	98.91	96.93	122.52

*	Assumes that $100 was invested on February 1, 1999 in our common stock or on February 1, 1999 in the Nasdaq Stock Market-US Index or The S&P Apparel & Accessories Index, and that all dividends are reinvested.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee hereby reports as follows:

1.    The audit committee has reviewed and discussed the audited financial statements with our management.

2.    The audit committee has discussed with Deloitte & Touche LLP, our independent accountants, the matters required to be discussed by Statement on Auditing Standards (“SAS “) 61 (Communications with Audit Committees), as may be amended or modified.

3.    The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP their independence.

4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the Commission.

/s/ Joseph P. Lacher (Chairman)
/s/ Leonard Miller
/s/ Marc Balmuth

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees for audit services totaled approximately $749,000 in fiscal 2004 and approximately $354,000 in fiscal 2003, including fees associated with the annual audit of our financial statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with the review of our offering memorandum and registration statements on Forms S-3 and S-4 in fiscal 2004 and the review of our offering memorandum and registration statement on Form S-4 in fiscal 2003.

Audit-Related Fees

Fees for audit-related services totaled approximately $40,000 in fiscal 2004 and $414,000 in fiscal 2003. In fiscal 2004, these fees principally related to Sarbanes Oxley implementation assistance. In fiscal 2003, these fees related to the audit of Jantzen at the time of acquisition, due diligence fees relative to the Salant transaction, Sarbanes Oxley implementation assistance, and the audit of our 401(k) plan.

Tax Fees

We did not procure tax services from Deloitte and Touche LLP in fiscal 2004 or fiscal 2003.

All Other Fees

We did not procure any other services from Deloitte and Touche LLP in fiscal 2004 or fiscal 2003.

The audit committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

During fiscal 2004, the audit committee pre-approved all audit services and permitted non-audit services performed by our independent accountants and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

The audit committee has considered and determined that Deloitte & Touche LLP’s provision of these services is compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreements

We lease warehouse space in Miami, Florida from George Feldenkreis, our Chairman and Chief Executive Officer, on a month-to-month basis and jointly maintain offices with GFX, a company of which George Feldenkreis is a director, executive officer and principal shareholder, in Beijing, China and Taipei, Taiwan. We also lease warehouse space in Florida from an entity owned by George Feldenkreis, Fanny Hanono and Oscar Feldenkreis. Fanny Hanono is our Secretary-Treasurer and the daughter of George Feldenkreis. Oscar Feldenkreis is our President and Chief Operating Officer and the son of George Feldenkreis. Rent expense, including taxes, for these properties amounted to $388,000, $525,000, and $537,000 for fiscal 2004, 2003, and 2002, respectively.

Licensing Agreements

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Natural Issue and Perry Ellis brand names in the United States to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our President and Chief Operating Officer. Royalty income earned from the Isaco license agreements amounted to $2,204,000, $2,131,000, and $2,204,000 for fiscal 2004, 2003, and 2002, respectively.

Effective in January 2003, we entered into a licensing agreements with Tropi-Tracks LLC, (“Tropi-Tracks”) pursuant to which Tropi-Tracks was granted an exclusive license to use the Jantzen brand name in the United States, Canada, and Mexico to market a line of men’s, women’s and junior’s casual and leisure footwear. Salomon Hanono, one of our directors and the son-in-law of George Feldenkreis, our Chairman and Chief Executive Officer, is a member of Tropi-Tracks. The Tropi-Tracks license agreement provides for a minimum annual guaranteed royalty of $81,000 in fiscal 2004, which minimal royalty increases each year thereafter. Royalty income earned from the Tropi-Tracks license agreement amounted to approximately $81,000 and $6,000 for fiscal 2004 and 2003, respectively.

We are a party to a licensing agreement with Superior International, Inc. (“Superior”), pursuant to which Superior was granted a license to manufacture and distribute women’s sportswear in Latin America, Mexico and the Caribbean, under the Perry Ellis and Perry Ellis America bands. Oscar Feldenkreis, our President and Chief Operating Officer, is a 33% shareholder of Superior. Royalty income earned from the Superior license agreement for fiscal 2004 amounted to approximately $107,920.

Charter Agreement

In December 2003, we entered into an aircraft charter agreement with an unrelated third party. This agreement can be terminated with 60 days notice and has no minimum usage requirements. We believe that the charter rate is at or below the fair market rate. The unrelated third party charters the aircraft from an entity controlled by George Feldenkreis and Oscar Feldenkreis. George Feldenkreis is our Chairman and Chief Executive Officer and Oscar Feldenkreis is our President and Chief Operating Officer. We paid this unrelated third party approximately $37,000 in fiscal 2004.

Consulting Agreement

Prior to becoming our employee in April 2003, Fanny Hanono performed consulting services for us in the areas of human resources and accounts payable. For these consulting services, we paid Ms. Hanono $18,000 during fiscal 2004. Ms. Hanono is currently employed to perform services in the same areas for which we compensated Ms. Hanono $60,000 in fiscal 2004. Ms. Hanono is our Secretary-Treasurer.

We believe that our arrangements with George Feldenkreis, Oscar Feldenkreis, Fanny Hanono, Isaco, Tropi-Tracks and Superior are on terms at least as favorable as we could secure from a non-affiliated third party.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP, independent public accountants, has served as our independent public accountants since 1993. The audit committee has selected Deloitte & Touche LLP as our independent public accountants for the fiscal year ending January 31, 2005. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the audit committee has the responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the board of directors or the audit committee would take if shareholders do not ratify the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Securities Exchange Act of 1934, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Vice President—Finance by phone at (305) 592-2830 or by mail to Vice President—Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact the Vice President—Finance by phone at (305) 592-2830 or by mail to Vice President—Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the proxy statement in the future.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact the Vice President—Finance by phone at (305) 592-2830 or by mail to Vice President—Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the proxy statement be mailed in the future.

OTHER BUSINESS

The board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated by the Commission, a shareholder intending to present a proposal to be included in the Company’s Proxy Statement for our 2005 Annual Meeting of Shareholders must deliver a proposal in writing to the Company’s principal executive offices no later than January 4, 2005.

Shareholder proposals intended to be presented at, but not included in the Company’s proxy materials for, that meeting must be received by the Company no later than March 21, 2005, at its principal executive offices; otherwise, the persons named as proxies in the Company’s form of proxy shall have discretionary authority to vote on such proposals.

By Order of the Board of Directors

Fanny Hanono,
Secretary

Miami, Florida

May 3, 2004

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS—JUNE 3, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of common stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”) held of record by the undersigned on April 28, 2004 at the Annual Meeting of Shareholders to be held on June 3, 2004 or any adjournment or adjournments thereof.

Proposal 1.	Election of directors of the Company to serve until the 2007 Annual Meeting of Shareholders.

☐	FOR ALL THE NOMINEES LISTED BELOW (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
George Feldenkreis Gary Dix Leonard Miller
(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

Proposal 2.	Ratification of selection of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending January 31, 2005.

FOR  ☐             AGAINST  ☐            ABSTAIN  ☐

In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2.

Dated: , 2004
(Signature)
(Signature)

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.